Exhibit 99.1

OTCBB: APIA www.apinanotronics.com

Press Release	Source: API Nanotronics Corp.

API Nanotronics Reports Record First Quarter Revenues of $9.2 Million

Recently Completed Cryptek Acquisition Significantly Expands Company into New

Growth Markets in the Defense and Secure Communications Sectors

NEW YORK, NY—(MARKET WIRE)—October 16, 2009 — API Nanotronics Corp. (OTC BB: APIA) (“API” or the “Company”), a prime contractor in secure communications and electronic components and subsystems to the global defense and aerospace industry, today announced operating results for the first quarter of fiscal 2010 ended August 31, 2009.

Financial Highlights:

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Net revenue for the first quarter of fiscal 2010 was $9.2 million, a 16% increase over fiscal 2009 first quarter revenue of $7.9 million. Revenue in 2010 includes the contribution from Cryptek as at the date of the acquisition on July 07, 2009;

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Gross profit increased to $2.3 million in the first quarter of fiscal 2010 compared to $2.1 million in the first quarter of fiscal 2009. Gross margin in the electronic component and sub-system product lines improved by 4% to 30.3% compared to the previous year as a result of the rationalization and efficiency efforts undertaken during fiscal 2009;

•	GAAP net loss for the quarter was $0.8 million or $0.02 per share, compared to a loss of $0.9 million or $0.03 per share in the first quarter of 2009;

•	Balance sheet remains strong with approximately $3.0 million in cash and marketable securities; and

•	Record backlog of $19.6 million.

“We are extremely pleased with the acquisition and integration of Cryptek. Despite the initial post-closing period required to bring their operations back to historical levels, this acquisition solidifies our position as a leader in the global secure communications sector,” said Stephen B. Pudles, Chief Executive Officer of API Nanotronics Inc. “While the continued weak economic environment coupled with what is typically the slowest quarter of our fiscal year affected the results in the quarter, we are excited with the prospects for the remainder of the year and beyond as API further expands its business to become one of the leading defense and communication contractors in North America and Europe.”

Operating Highlights

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On July 7th , 2009, API acquired substantially all of the assets of Cryptek Technologies, a leading provider of network communications & security products to the government and defense sectors, effectively doubling the size of the Company and significantly broadening its presence in the defense and secure communications markets;

•	In July, the Company was contracted to develop a proprietary nanofabrication process for highly sophisticated wafer manufactured sensors, the largest nanotechnology order in API’s history;

•	In August, the Company’s rationalization and efficiency efforts continued as the process to consolidate its Filtran and Emcon divisions in Ottawa, Canada into one facility commenced; and

•	In August, the Company, partnering with Pulse Engineering, a Technitrol company, introduced Bus+™, the world’s smallest 1553 data bus transceiver/transformer integrated into a single package.

Subsequent Events

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In October, the Company announced that Emcon Emanation, the Canadian division of recently acquired Cryptek, won five significant Canadian Government contracts to supply a variety of secure communications equipment.

About API Nanotronics Corp. (OTC.BB: APIA)

The Company is engaged as a prime system contractor in secure communications, including ruggedization and network security, and a leading provider of electronic components and subsystems. Our customers include the U.S. Department of Defense (DoD) and its prime contractors, U.S. Government intelligence agencies, the U.S. Department of Homeland Security (DHS), U.S. Department of State (DoS) and U.S. Department of Justice (DoJ), including various government and prime contractors of Canada, the United Kingdom, NATO and the European Union. The Company is engaged in providing innovative design, engineering and manufacturing solutions to customers. The Company has also developed expertise in the R&D and manufacture of nanotechnology and MEMS products. API Nanotronics trades on the OTC Bulletin Board under the symbol APIA. For further information, please visit the company website at www.apinanotronics.com.

Safe Harbor for Forward-Looking Statements:

Except for statements of historical fact, the information presented herein constitutes forward-looking statements. All forward-looking statements are subject to certain risks, uncertainties and assumptions which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties, which are more fully described in the Company’s Annual and Quarterly Reports filed with the Securities and Exchange Commission, include but are not limited to, general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits, our ability to protect our intellectual property, our ability to integrate and consolidate our operations, our ability to expand our operations in both new and existing markets, the effect of growth on our infrastructure and the effect of competition in the electronic components, nano-optics and nanotechnology industries. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated. All information in this release is as of the date hereof. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Investor Contact:

Steve Bulwa

Director of Corporate Communications

API Nanotronics Corp.

1-877-API-O-API (274-0274)

Email Contact: investors@apinanotronics.com